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                                                                    EXHIBIT 99.1

CODA ENERGY, INC NEWS RELEASE


            CODA ANNOUNCES EXECUTION OF DEFINITIVE MERGER AGREEMENT

     Dallas, Texas, October 31, 1995....Coda Energy, Inc. (NASDAQ-NMS: CODA)
announced today that it has entered into a definitive merger agreement with Joint Energy Development Investments Limited Partnership ("JEDI"), an affiliate of Enron Capital & Trade Resources Corp., whereby JEDI will acquire in the merger shares of common stock of Coda at a price of $8.00 per share in cash. Coda currently has a total of 24,505,535 shares of Common Stock outstanding on a fully diluted basis. The agreement has been approved by Coda's Board of Directors and its Special Committee of outside directors. Concurrently with the execution of the merger agreement, JEDI and a subsidiary of JEDI have entered into certain agreements with members of management of Coda providing for a continuing role of management in Coda after the acquisition.

     Consummation of the acquisition is subject to the satisfaction of various conditions, including (i) the approval of the transaction by the stockholders of Coda, (ii) the receipt of all necessary consents and governmental approvals, and
(iii) the sale of Coda's gas gathering and processing subsidiary, Taurus Energy Corp., on terms acceptable to JEDI. Coda currently expects to hold a special meeting of its stockholders as soon as practicable after receipt of clearance from the Securities and Exchange Commission for the purpose of voting on the transaction.

     Coda Energy, Inc. is an independent energy company primarily engaged in oil and gas acquisition, exploitation, development and production, including natural gas gathering, processing and extraction. Company headquarters are located in Dallas, Texas with principal operations in Texas, Oklahoma and Kansas. The Company's stock is traded on the NASDAQ National Market System under the symbol CODA. Additional information about Coda Energy, Inc. may be obtained by contacting the Company's Vice President and General Counsel, Joe Callaway, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.